Exhibit 99.1
8888 Acquisition Corporation
Fujian Province
People’s Republic of China
NEWS RELEASE

CHENG CHANG SHOES INDUSTRY COMPANY LIMITED UTILIZES REVERSE MERGER TO GO PUBLIC AND COMPLETE PRIVATE FINANCING

Jinjiang, China, October 19, 2010 – 8888 Acquisition Corporation (“the “Company”) (OTCQB: EGHA) announced the closing of a share exchange transaction with the shareholders of Cheng Chang Shoes Industry Company Limited, a Hong Kong company (“Cheng Chang”) and a related offshore private placement financing transaction. After the completion of these transactions, the business operations of the Company will be conducted by its indirect Chinese subsidiary, Jinjiang Cheng Chang Shoes Co., Ltd.

In the share exchange transaction, Cheng Chang’s shareholders were issued an aggregate of 31,059,267 shares of the Company’s common stock in exchange for 100% of the issued and outstanding shares of Cheng Chang. In connection with the share exchange transaction, the Company’s former CEO and sole director, Glenn A. Little, also agreed to sell 100,000 shares of the Company’s common stock to the Company for $4,000.

In conjunction with the exchange transaction, the Company closed a private placement of its common stock in which it issued 2,547,500 shares of its common stock in exchange for gross offering proceeds of approximately $4.5 million, or approximately $1.77 per share, before payment of fees.

In connection with the private placement transaction, the Company’s Chairman and CEO, Mr. Guoqing Zhuang, placed into escrow and pledged to several other parties, including the investor, 7,492,154 shares of the Company’s common stock owned by him in support of the Company’s obligation to achieve a pre-established after tax net income level. If the Company’s after tax net income for the six month period ended December 31, 2010 is less than RMB 45,997,157 (approximately $6.97 million), then, based upon an agreed formula, all or a portion of the shares placed into escrow will be transferred to the investor and other parties pro rata. If, however, the Company’s after tax net income for such period equals or exceeds such amount, the shares placed into escrow will be returned to Mr. Zhuang.

As a result of these transactions, Cheng Chang has become a wholly-owned subsidiary of the Company and the former shareholders of Cheng Chang have become owners of approximately 86% of the Company’s issued and outstanding common stock, on a fully diluted basis.

In connection with the change in ownership of the Company, Mr. Glenn A. Little, the Company’s sole officer and director, submitted a resignation letter in which he resigned from all offices that he held, effective immediately, and from his position as the Company’s director that will become effective on the tenth day following the mailing of an information statement to the Company’s stockholders, which will be mailed on or about October 27, 2010. Also upon the completion of the share exchange transaction, Mr. Guoqing Zhuang was elected to the Board of Directors of the Company and was appointed as its President and Chief Executive Officer. In addition, the Company’s other executive officers were replaced by Cheng Chang’s executive officers.

Mr. Zhuang stated, “We want to thank our financial advisor, Advance Insight Limited, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the U.S. capital markets, with the intent of capitalizing on significant growth opportunities.”

About Cheng Chang Shoes Industry Company Limited

Cheng Chang, through its China based subsidiary Jinjiang Cheng Chang Shoes Co., Ltd., engages in the business of designing, producing and selling high quality shoe soles used to manufacture athletic and leisure shoes. Cheng Chang categorizes its sole products into three primary product lines: (i) EVA, or ethylene vinyl acetate, sole products which are made from a viscous and elastic foam material that contains tiny bubbles which provide good shock absorption and cushioning abilities; (ii) RB, or synthetic rubber, sole products processed mainly from polybutadiene rubber, which is highly resistant to wear and abrasion and used mostly commonly in the production of outsoles; and (iii) EVO, or EVA outsole, products which are an outgrowth of its EVA product line that is designed to be more abrasive resistance and lighter and softer than its EVA product line.

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies, including statements regarding the ability of the Company and its subsidiaries to follow its business strategy, plans and objectives and capitalize on growth opportunities, the ability of the Company to achieve net income expectations and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the company’s reports that were filed or to be filed with the Securities and Exchange Commission and available on its website ( www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.